                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                                TAB PRODUCTS CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            THADDEUS S. JAROSZEWICZ
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transactions:
        ------------------------------------------------------------------------

     (5)  Total fee paid:
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

     (3)  Filing Party:
        ------------------------------------------------------------------------

     (4)  Date Filed:
        ------------------------------------------------------------------------

                               PROXY STATEMENT OF

                            THADDEUS S. JAROSZEWICZ
                   IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                                TAB PRODUCTS CO.
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                TAB PRODUCTS CO.
                         TO BE HELD ON OCTOBER 16, 2001
                            ------------------------

     This Proxy Statement and the enclosed BLUE proxy card are being furnished by Thaddeus S. Jaroszewicz to holders of common stock, par value $0.01 per share (the "Shares" or the "Tab Common Stock"), of Tab Products Co., a Delaware corporation ("Tab"), in connection with Mr. Jaroszewicz's solicitation of proxies in connection with Tab's 2001 Annual Meeting of Stockholders, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting").

     Mr. Jaroszewicz is the Chief Executive Officer and a member of the Board of Directors of Hamilton Sorter Co., Inc. ("Hamilton Sorter"), an Ohio corporation, which is a wholly owned subsidiary of Workstream Inc. ("Workstream"), a Delaware corporation. Workstream is a wholly owned subsidiary of HS Morgan Limited Partnership ("HSMLP"), a Delaware limited partnership, and the general partner of HSMLP is HS Morgan Corporation ("HS Morgan"), a Delaware corporation. As discussed more fully below, HS Morgan has proposed to Tab that a subsidiary of HSMLP acquire Tab in a cash merger at a price of $5 per Share (the "Merger Proposal").

     According to the preliminary proxy statement filed by Tab (the "Management Preliminary Proxy Statement") with the Securities and Exchange Commission (the "SEC") on August 17, 2001, the Annual Meeting will be held on Tuesday, October 16, 2001, at 10:00 a.m. local time, at AmeriSuites, 450 North Milwaukee Avenue, Vernon Hills, Illinois, and the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is August 24, 2001 (the "Record Date"). As of the Record Date, Hamilton Sorter was the beneficial owner of 339,000 shares of Tab Common Stock, Mr. Jaroszewicz was the record owner of 100 shares of Tab Common Stock and Watkins C. Johnston, one of Mr. Jaroszewicz's nominees, was the record owner of 1,000 shares of Tab Common Stock. Mr. Jaroszewicz believes that such shares, in the aggregate, represent approximately 6.6% of the Shares outstanding and entitled to vote on the Record Date.


     This Proxy Statement and the enclosed BLUE proxy card are first being sent or given by Mr. Jaroszewicz to stockholders of Tab on or about August 29, 2001.


     THIS SOLICITATION IS BEING MADE BY MR. JAROSZEWICZ, AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF TAB.

     According to the Management Preliminary Proxy Statement, at the Annual Meeting all five members of the board of directors of Tab (the "Tab Board") will be elected for one-year terms expiring at Tab's 2002 Annual Meeting of Stockholders. Mr. Jaroszewicz is soliciting proxies in support of the election of the following five persons (collectively, the "Nominees") as directors of
Tab: Thaddeus S. Jaroszewicz, John W. Boustead, Mark J. Dessy, Watkins C. Johnston and David H. Pease, III. If the Nominees are elected, they will constitute the entire membership of the Tab Board. Mr. Jaroszewicz urges Tab stockholders to vote in favor of the Nominees on the enclosed BLUE proxy card.

     Mr. Jaroszewicz is soliciting proxies to elect the Nominees in order to expedite the negotiation and completion of the Merger Proposal. The Nominees fully recognize that, if elected, they will have fiduciary duties under Delaware law to all Tab stockholders. In that connection, the Nominees, if elected, will appoint a special committee of the Tab Board (the "Special Committee") consisting of Messrs. Johnston and Pease, the two Nominees who are not affiliated with Hamilton Sorter, Workstream, HS Morgan or their affiliates. The Special Committee will be directed by all of the Nominees, including Mr. Jaroszewicz, to actively solicit third party acquisition proposals for Tab, and the Special Committee will be authorized to consider and negotiate the Merger Proposal and any third party acquisition proposals that may be made. For additional information concerning the purpose of Mr. Jaroszewicz's solicitation of proxies, see "REASONS FOR THE SOLICITATION" below.

     YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED BLUE PROXY CARD WILL REVOKE ANY PROXY PREVIOUSLY SIGNED BY YOU.

     PLEASE DO NOT RETURN ANY WHITE PROXY CARD SENT TO YOU BY TAB. Even if you may have voted on Tab's white proxy card, you can easily change your vote and revoke that proxy by signing, dating and returning the enclosed BLUE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     IMPORTANT: If your Shares are held in the name of a brokerage firm, bank, nominee or other institution, only they can sign a BLUE proxy card with respect to your Shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a BLUE proxy card to be signed for your Shares of Tab's stock.

     If you have any questions or need any assistance in voting your Shares, please call the firm assisting Mr. Jaroszewicz in his solicitation of proxies:

                               MORROW & CO., INC.
                                445 Park Avenue
                            New York, New York 10022


                 Banks and Brokers Call Collect: (212) 754-8000


                   All Others Call Toll-Free: (800) 607-0088

                          REASONS FOR THE SOLICITATION

     MR. JAROSZEWICZ IS SOLICITING PROXIES TO ELECT THE NOMINEES IN ORDER TO FACILITATE THE NEGOTIATION AND COMPLETION OF THE MERGER PROPOSAL. HOWEVER, MR. JAROSZEWICZ AND THE OTHER NOMINEES FULLY RECOGNIZE THAT, IF ELECTED, THEY WILL HAVE FIDUCIARY DUTIES TO ALL TAB STOCKHOLDERS. IN THAT CONNECTION, THE NOMINEES, IF ELECTED, WILL APPOINT A SPECIAL COMMITTEE OF THE TAB BOARD CONSISTING OF MESSRS. JOHNSTON AND PEASE, THE TWO NOMINEES WHO ARE NOT AFFILIATED WITH HAMILTON SORTER, WORKSTREAM, HS MORGAN OR THEIR AFFILIATES.

     THE SPECIAL COMMITTEE WILL BE DIRECTED BY ALL OF THE NOMINEES, INCLUDING MR. JAROSZEWICZ, TO ACTIVELY SOLICIT THIRD PARTY ACQUISITION PROPOSALS FOR TAB, AND THE SPECIAL COMMITTEE WILL BE AUTHORIZED TO CONSIDER AND NEGOTIATE THE MERGER PROPOSAL AND ANY THIRD PARTY ACQUISITION PROPOSALS THAT MAY BE MADE. THE SPECIAL COMMITTEE AND THE OTHER NOMINEES, INCLUDING MR. JAROSZEWICZ, WILL NOT AUTHORIZE OR OTHERWISE CAUSE TAB TO ENTER INTO AN AGREEMENT WITH RESPECT TO AN ACQUISITION OF TAB BY HS MORGAN OR ANY OF ITS AFFILIATES UNLESS SUCH ACQUISITION PROVIDES THE BEST AVAILABLE VALUE FOR TAB'S STOCKHOLDERS. THE SPECIAL COMMITTEE WILL HAVE FULL POWER AND AUTHORITY TO ENGAGE COUNSEL AND FINANCIAL ADVISORS TO ASSIST IT IN FULFILLING ITS DUTIES AND RESPONSIBILITIES AS SET FORTH ABOVE.


     Mr. Jaroszewicz believes that unless there is a superior third party proposal to acquire Tab, the Merger Proposal is in the best interests of stockholders of Tab because, among other things, the proposed cash consideration of $5 per share of Tab Common Stock that would be received by Tab stockholders represents a substantial premium over the closing price of Tab Common Stock prior to HS Morgan's first proposal to acquire Tab in a cash merger. As discussed more fully below under the caption "BACKGROUND OF THE MERGER PROPOSAL," the proposed cash merger consideration of $5 per share of Tab Common Stock represents (i) a premium of 111% over the $2.375 closing price of Tab Common Stock on January 25, 2001, the last full trading day before HS Morgan made a proposal to acquire Tab for a price of $4 per Share and (ii) a premium of 85% over the $2.70 closing price of Tab Common Stock on February 7, 2001, the last full trading day before HS Morgan publicly disclosed such proposal through the filing of a Schedule 13D with the SEC.


     On March 19, 2001, HS Morgan revised its initial proposal to acquire Tab in a merger by increasing the proposed purchase price from $4 per Share to $5 per Share. The proposed cash merger consideration of $5 per Share represents a premium of 39% over the $3.59 closing price of Tab Common Stock on March 19, 2001, the last full trading day before HS Morgan publicly disclosed its $5 per Share proposal through the filing of an amendment of its Schedule 13D with the SEC. Stockholders should obtain a current market quotation for their shares of Tab Common Stock.

     In proposing the $5 per Share price in the Merger Proposal, HS Morgan and its affiliates are not providing a valuation of Tab. Rather, the $5 per Share price was selected by HS Morgan, as a possible buyer of Tab, after reviewing the trading history of the Shares and the publicly available information regarding Tab. The $5 per Share price was selected without the benefit of any due diligence review of Tab or access to any confidential non-public information relating to Tab.

     The Merger Proposal is subject to certain conditions, including, among other things, satisfactory completion of a due diligence review and the receipt of financing on terms satisfactory to HS Morgan. The Tab Board has rejected the Merger Proposal and refused to enter into discussions or negotiations with HS Morgan concerning the Merger Proposal. For information concerning the reasons given by Tab for its refusal to enter into such discussions or negotiations, and for other information concerning the Merger Proposal, see "BACKGROUND OF THE MERGER PROPOSAL" below.

     If the Nominees are elected to the Tab Board, HS Morgan would seek to enter into negotiations with Tab with respect to the Merger Proposal and would simultaneously request that it be permitted to conduct, pursuant to an appropriate confidentiality agreement, confirmatory due diligence with respect to Tab. If Tab enters into negotiations with HS Morgan, then, subject to the discussion set forth above concerning third party acquisition proposals, such negotiations may result in a definitive acquisition agreement between Tab and HS Morgan or a subsidiary or other affiliate of HS Morgan. Accordingly, such negotiations could result in, among other things, changes to the terms of the Merger Proposal and the submission of a different acquisition proposal to Tab stockholders for their approval. However, there can be no assurance that any such negotiations will either occur and/or result in a definitive agreement. In addition, if a definitive agreement is entered into, there can be no assurance that the transaction contemplated thereby will be consummated. Although HS Morgan does not presently intend to unilaterally alter the terms of the Merger Proposal, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects.


     In the event that Tab enters into a business combination transaction with HS Morgan, one of its affiliates or a third party, it is expected, depending upon the structure of the transaction, that stockholders of Tab would have the opportunity to approve the transaction either by voting at a special meeting of stockholders or tendering their Shares into the acquiror's offer, in each case after receiving detailed disclosures and information about the proposed business combination transaction. In the event that the acquiror is an "affiliate" of Tab, such transaction may be subject to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain information concerning the fairness of the proposed transaction and the consideration offered to stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.


     As discussed above, the Nominees, if elected, intend to pursue actively the sale of Tab, either pursuant to the Merger Proposal or to another party offering superior value to Tab's stockholders. If, however, Tab has not entered into a definitive agreement with respect to the merger or sale of Tab within a period of 120 days after the Nominees are elected and take office, the Nominees intend to take such actions as are necessary to eliminate Tab's stockholder rights plan and permit the holders of at least 25% of Tab's outstanding stock to call a special meeting of stockholders.

     If the Nominees are not elected, HS Morgan intends to withdraw the Merger Proposal and Hamilton Sorter will consider disposing some or all its shares of Tab stock.

                                    GENERAL

PROXY INFORMATION

     As of the Record Date, Hamilton Sorter was the beneficial owner of 339,000 shares of Tab Common Stock, Mr. Jaroszewicz was the record owner of 100 shares of Tab Common Stock and Mr. Johnston was the record owner of 1,000 shares of Tab Common Stock. Mr. Jaroszewicz believes that such shares, in the aggregate, represent approximately 6.6% of the Shares outstanding on the Record Date.

     The shares of Tab Common Stock represented by each BLUE proxy card which is properly executed and returned to Mr. Jaroszewicz will be voted at the Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE proxy cards will be voted FOR the election of the Nominees named in this Proxy Statement, FOR Tab's proposal to adopt the Tab Products Co. 2001 Stock Option Plan, FOR Tab's proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of Tab for the fiscal year ending May 31, 2002 and FOR a stockholder proposal submitted by William Steiner urging that the Tab Board arrange for the prompt sale of Tab to the highest bidder.

     If you hold your Shares in the name of one or more brokerage firms, banks, nominees or other institutions, only they can vote your Shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions to vote the BLUE proxy card.

PROXY REVOCATION

     Whether or not you plan to attend the Annual Meeting, Mr. Jaroszewicz urges you to vote FOR the election of his Nominees by signing, dating and returning the BLUE proxy card in the enclosed envelope. You can do this even if you may have voted on the white proxy card solicited by the Tab Board. It is the latest dated proxy that counts.

     Execution of a BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any stockholder granting a proxy (including a proxy given to Tab) may revoke it at any time before it is voted by
(i) submitting a duly executed new proxy bearing a later date, (ii) attending and voting at the Annual Meeting in person, or (iii) at any time before a previously executed proxy is voted, giving written notice of revocation either to Mr. Jaroszewicz c/o Morrow & Co, Inc., 445 Park Avenue, New York, New York 10022, or to Tab Products Co., 935 Lakeview Parkway, Suite 195, Vernon Hills, Illinois 60061, attention: Corporate Secretary. Merely attending the Annual Meeting without voting at the Annual Meeting will not revoke any previous proxy which has been duly executed by you.

                               QUORUM AND VOTING


     Tab will furnish stockholders with a definitive proxy statement (the "Management Proxy Statement") in connection with the Tab Board's solicitation of proxies at the Annual Meeting. According to the Management Preliminary Proxy Statement, at June 30, 2001 there were outstanding 5,187,457 shares of Tab Common Stock. Information concerning the number of shares of Tab Common Stock outstanding and entitled to vote on the Record Date is required to be set forth in the Management Proxy Statement and, in accordance with Rule 14a-5(c) under the Exchange Act, reference is made to the Management Proxy Statement for such information. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting.


     According to Tab's Second Amended and Restated Bylaws (the "Bylaws"), the presence in person or by proxy of the holders of a majority of the outstanding shares of Tab Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

     According to the Management Preliminary Proxy Statement, directors will be elected by a plurality of votes cast by stockholders at the Annual Meeting. Votes not cast at the Annual Meeting because of broker non-votes will be included for purposes of determining the presence of a quorum, but will not be considered in connection with determining the outcome of the election of directors.

     Required information concerning the necessary vote to approve the other matters being voted upon at the Annual Meeting and the effects, if any, of abstentions and broker non-votes on such other matters, will be set forth in the Management Proxy Statement and, in accordance with Rule 14a-5(c) under the Exchange Act, reference is made to the Management Proxy Statement for such information.

                            ELECTION OF THE NOMINEES

     Mr. Jaroszewicz is soliciting proxies in support of the election to the Tab Board of the following five persons for a one-year term expiring at the 2002 Annual Meeting of Stockholders: Thaddeus S. Jaroszewicz, John W. Boustead, Mark
J. Dessy, Watkins C. Johnston and David H. Pease, III.

     MR. JAROSZEWICZ RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF HIS NOMINEES. PLEASE SIGN, DATE AND MAIL THE BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.

     Each of the Nominees has consented to serve as a Nominee and to serve as a director, if elected, until the expiration of his term and until his successor has been elected and qualified. If any Nominee is unable to serve or otherwise unavailable to stand for election as a director at the Annual Meeting, Mr. Jaroszewicz intends to nominate a replacement nominee for election. Should one or more replacement nominees be required, the persons named as proxyholders on the enclosed BLUE proxy card will vote for any replacement nominee selected by Mr. Jaroszewicz.

     The Bylaws provide that the number of directors on the Tab Board shall be fixed from time to time exclusively by the Tab Board. The Tab Board is currently comprised of five directors, and all five directors will be elected at the Annual Meeting. Mr. Jaroszewicz has nominated the Nominees to fill the five available seats on the Tab Board, and if the Nominees are elected they will constitute the entire membership of the Tab Board.

     Mr. Jaroszewicz's purpose in seeking to elect the Nominees to the Tab Board is to facilitate the negotiation and completion of the Merger Proposal. However, the Nominees, if elected, would be responsible for managing the business and affairs of Tab. Under the Delaware General Corporation Law, as amended (the "DGCL"), each director of Tab has certain fiduciary duties to the stockholders of Tab. In connection therewith, circumstances may arise in which the interests of Mr. Jaroszewicz, Hamilton Sorter, HS Morgan and their affiliates, on the one hand, and the interests of the other stockholders of Tab, on the other hand, may differ. In any such case, each Nominee, if elected, intends to discharge his fiduciary duties owing to Tab and its stockholders in compliance with the DGCL.


     Mr. Jaroszewicz serves as a director of Hamilton Sorter and Workstream, and as Chief Executive Officer of Hamilton Sorter and President of Workstream and HS Morgan. Mr. Boustead serves as a consultant to Hamilton Sorter and Workstream. Mr. Dessy serves as a director of Workstream and as Chief Executive Officer and a director of New Maverick Desk Inc. ("New Maverick"), a wholly owned subsidiary of Workstream. As such, Messrs. Jaroszewicz, Boustead and Dessy may, under certain circumstances, have conflicts of interest in connection with the Merger Proposal. Mr. Pease, who resigned as a director of both Hamilton Sorter and Workstream on June 21, 2001, has no current affiliation with Hamilton Sorter, Workstream, HS Morgan or their affiliates. Mr. Johnston has no affiliation with Hamilton Sorter, Workstream, HS Morgan or their affiliates.


     If elected, the Nominees' decisions regarding the appropriate process for dealing with the Merger Proposal or any other acquisition proposal would be based upon advice of counsel and would necessarily also be based on events and circumstances that the Nominees are not currently aware of, as well as events and circumstances that have not yet occurred and cannot readily be predicted, such as (i) actions of the Tab Board not known to the Nominees (including any solicitation or receipt of expressions of interest from other potential third party buyers), (ii) the views of the Nominees, (iii) the views of officers and other key employees of Tab,

(iv) developments in Tab's business, operations and financial performance, (v) changes in the U.S. and global economies, debt and equity markets, and (vi) any future judicial decisions regarding actions of the current Tab Board.

     MR. JAROSZEWICZ AND THE OTHER NOMINEES FULLY RECOGNIZE THAT, IF ELECTED, THEY WILL HAVE FIDUCIARY DUTIES TO ALL TAB STOCKHOLDERS. IN THAT CONNECTION, THE NOMINEES, IF ELECTED, WILL APPOINT A SPECIAL COMMITTEE OF THE TAB BOARD CONSISTING OF MESSRS. JOHNSTON AND PEASE, THE TWO NOMINEES WHO ARE NOT AFFILIATED WITH HAMILTON SORTER, WORKSTREAM, HS MORGAN OR THEIR AFFILIATES.

     THE SPECIAL COMMITTEE WILL BE DIRECTED BY ALL OF THE NOMINEES, INCLUDING MR. JAROSZEWICZ, TO ACTIVELY SOLICIT THIRD PARTY ACQUISITION PROPOSALS FOR TAB, AND THE SPECIAL COMMITTEE WILL BE AUTHORIZED TO CONSIDER AND NEGOTIATE THE MERGER PROPOSAL AND ANY THIRD PARTY ACQUISITION PROPOSALS THAT MAY BE MADE. THE SPECIAL COMMITTEE AND THE OTHER NOMINEES, INCLUDING MR. JAROSZEWICZ, WILL NOT AUTHORIZE OR OTHERWISE CAUSE TAB TO ENTER INTO AN AGREEMENT WITH RESPECT TO AN ACQUISITION OF TAB BY HS MORGAN OR ANY OF ITS AFFILIATES UNLESS SUCH ACQUISITION PROVIDES THE BEST AVAILABLE VALUE FOR TAB'S STOCKHOLDERS. THE SPECIAL COMMITTEE WILL HAVE FULL POWER AND AUTHORITY TO ENGAGE COUNSEL AND FINANCIAL ADVISORS TO ASSIST IT IN FULFILLING ITS DUTIES AND RESPONSIBILITIES AS SET FORTH ABOVE.

                                  THE NOMINEES


     Set forth below are the names of and certain biographical information relating to the Nominees:



                                                        EMPLOYMENT HISTORY OR PRESENT
NAME, BUSINESS                                            PRINCIPAL OCCUPATION AND
ADDRESS AND AGE                                         FIVE-YEAR EMPLOYMENT HISTORY
---------------                                         -----------------------------
Thaddeus S. Jaroszewicz..............    Mr. Jaroszewicz has been the President and a director of
  3158 Production Drive                  Workstream since 1989. In addition, since 1991 Mr.
  Fairfield, Ohio 45014                  Jaroszewicz has served as the Chief Executive Officer and a
  Age 43                                 director of Hamilton Sorter, and since January 1998 he has been a director of New Maverick, which is a wholly owned
                                         subsidiary of Workstream. Since 1989, Mr. Jaroszewicz has
                                         been the President of HS Morgan. Mr. Jaroszewicz is also a member of the Indian Hill Exempted Village School District
                                         Board of Education, and a member of the Vestry of the
                                         Christ Church Cathedral (Episcopal) of Cincinnati. Mr.
                                         Jaroszewicz's salary and benefits are paid by Hamilton
                                         Sorter.
John W. Boustead.....................    Since March 1999 Mr. Boustead has served as a consultant to
  3158 Production Drive                  Hamilton Sorter and Workstream. From April 1995 through
  Fairfield, Ohio 45014                  March 1999, Mr. Boustead served as President and Chief
  Age 54                                 Operating Officer of Toftrees Consulting, Inc., a
                                         consulting company that provides services to
                                         underperforming organizations. From December 1992 through
                                         April 1995, Mr. Boustead served as President and Chief
                                         Operating Officer of Fisher Products Group, a division of
                                         Fisher Scientific International, Inc., a manufacturer and
                                         distributor of industrial products. From April 1986 through
                                         December 1992, Mr. Boustead served as President and Chief
                                         Operating Officer of Hamilton Industries, Inc., a
                                         manufacturer of laboratory products and services which was purchased by Fischer Scientific International, Inc. in
                                         December 1992.
Mark J. Dessy........................    Since January 1998 Mr. Dessy has served as the Chief
  15100 S. Figueroa Street               Executive Officer of New Maverick, a wholly owned
  Gardena, California 90248              subsidiary of Workstream. Mr. Dessy has served as a
  Age 47                                 director of Workstream since January 1998 and New Maverick since January 1998. Mr. Dessy founded Maverick Desk
                                         Manufacturing Inc. in 1991 and sold its assets to New
                                         Maverick in January 1998.

                                                        EMPLOYMENT HISTORY OR PRESENT
NAME, BUSINESS                                            PRINCIPAL OCCUPATION AND
ADDRESS AND AGE                                         FIVE-YEAR EMPLOYMENT HISTORY
---------------                                         -----------------------------
Watkins C. Johnston..................    Since 1986 Mr. Johnston has been an owner and Chief
1100 Chandler Street                     Executive Officer of STS Filing Products, Inc., a
Montgomery, Alabama 36102                manufacturer of customized filing products and supplies.
Age 59                                   Mr. Johnston also served as a director of Union Bank and
                                         Trust Company from 1991 to 1994, and from 1980 to 1985
                                         served as a director of Gulf America Fire and Casualty Co.
                                         Additionally, Mr. Johnston has served as a director of
                                         Regions Bank since 1994. Since 1991 Mr. Johnston has been
                                         the President of Johnston Cattle Co., an integrated
                                         commercial cattle raising and feed lot operation.
David H. Pease, III..................    Mr. Pease engages in investing activities primarily for his
  1100 Rookwood Drive                    own account. From 1981 to 1999, Mr. Pease was an owner of
  Cincinnati, Ohio 45208                 Pease Industries, Inc., a Fairfield, Ohio based national
  Age 41                                 manufacturer of building entry door systems. Mr. Pease
                                         became President of Pease Industries, Inc. in 1999. From
                                         January 1998 to June 21, 2001, Mr. Pease was a member of
                                         the Board of Directors of each of Hamilton Sorter and
                                         Workstream.


     Except for Mr. Jaroszewicz who owns 100 Shares and Mr. Johnston who owns 1,000 Shares, none of the Nominees owns any Shares (except insofar as any Nominee may be deemed to share beneficial ownership of the shares of Tab Common Stock beneficially owned by Hamilton Sorter). The Nominees, if elected, intend to appoint Mr. Jaroszewicz to serve as Chairman of the Board of Tab. In addition, Mr. Boustead may assume a role as an executive officer of Tab.


                       BACKGROUND OF THE MERGER PROPOSAL

     In late November 2000, Hamilton Sorter began purchasing shares of Tab Common Stock in the open market.

     On January 26, 2001, HS Morgan sent a letter to Tab in which HS Morgan proposed, subject to certain conditions, to acquire all of the outstanding shares of Tab Common Stock for $4 per share in a cash merger transaction, a premium of 69% over the $2.375 closing price of Tab Common Stock on January 25, 2001, the last full trading day before HS Morgan made such proposal to acquire Tab.

     On February 2, 2001, a representative of Tab informed HS Morgan that Tab was not interested in pursuing discussions that would result in a sale or merger of Tab. Tab's representative stated that Tab's recently appointed President and Chief Executive Officer, Gary W. Ampulski, was developing a plan to attempt to turn around Tab's operations and to improve the value of the Tab Common Stock. Tab's representative also informed HS Morgan that the due diligence and financing conditions in HS Morgan's proposal were not acceptable terms on which Tab would proceed with any further discussions.

     On February 8, 2001, Hamilton Sorter, HS Morgan and certain of their affiliates filed a Schedule 13D with the SEC in which they publicly disclosed HS Morgan's proposal to acquire Tab in a cash merger at a price of $4 per Share.

     Subsequent to February 8, 2001, HS Morgan received a letter from LaSalle National Bank ("LaSalle") in which LaSalle made an initial financing proposal (the "LaSalle Financing Proposal") pursuant to which LaSalle, subject to certain conditions, would provide up to $30 million to finance the acquisition of Tab, the working capital needs of Tab's operations and the expenses and costs related to any restructuring that may be incurred by Tab subsequent to such transaction.

     On February 14, 2001, Hamilton Sorter executed the LaSalle Financing Proposal and deposited $75,000 to secure the LaSalle Financing Proposal and agreed to pay certain other fees and expenses in the event that HS Morgan or one of its affiliates acquired Tab. Also on February 14, 2001, Hamilton Sorter, HS Morgan and certain of their affiliates publicly disclosed Hamilton Sorter's execution of the LaSalle Financing Proposal in an amendment to their Schedule 13D.

     On March 19, 2001, HS Morgan sent a letter to Tab which revised HS Morgan's initial proposal by increasing the proposed cash purchase price from $4 per Share to $5 per Share. This increase in the proposed purchase price represented
(i) a premium of 111% over the $2.375 closing price of Tab Common Stock on January 25, 2001, the last full trading day before HS Morgan made its proposal to acquire Tab for a price of $4 per Share, (ii) a premium of 85% over the $2.70 closing price of Tab Common Stock on February 7, 2001, the last full trading day before HS Morgan publicly disclosed such proposal through the filing of a
Schedule 13D with the SEC and (iii) a premium of 39% over the $3.59 closing price of Tab Common Stock on March 19, 2001, the last full trading day before HS Morgan publicly disclosed through the filing of an amendment to its Schedule 13D with the SEC that it was increasing to $5 per Share the price it proposed to pay in the Merger Proposal.

     In its March 19, 2001 letter, HS Morgan stated that the Merger Proposal was subject to the approval and recommendation by the Tab Board and Tab's receipt of an opinion from its independent financial advisor as to the fairness, from a financial point of view, of the proposed merger to the public stockholders of Tab. The letter further stated that the proposed merger would be subject, among other things, to completion of due diligence, negotiation of merger documentation acceptable to both Tab and HS Morgan and final approval of financing on terms and conditions satisfactory to HS Morgan. HS Morgan also stated in the March 19, 2001 letter that, notwithstanding Tab's previous refusals to meet, HS Morgan was requesting a meeting with Tab's management, Board and/or its advisors to discuss its increased offer, and that it was HS Morgan's view that a majority in interest of Tab's stockholders wanted a transaction to take place on a friendly and negotiated basis.

     On March 20, 2001, HS Morgan, Hamilton Sorter and certain of their affiliates publicly disclosed the $5 per Share increased offer by filing an amendment to their Schedule 13D with the SEC.

     On March 26, 2001, Hans A. Wolf, Chairman of Tab, sent a letter to Mr. Jaroszewicz in which Mr. Wolf stated that the Tab Board viewed the conditions in the Merger Proposal, including, among others, due diligence and the arrangement of satisfactory financing, as "not customary", and that these conditions "cast doubt in the Board's mind as to whether there is a bona fide proposal for the Board to consider." Mr. Wolf's letter further stated: "The Tab Board does not wish to divert management's focus from building stockholder value through a turnaround of Tab's business given the highly conditional nature of your proposal. We do not believe therefore, that it would be in the best interest of Tab's stockholders to pursue your proposal."

     Also on March 26, 2001, Tab issued a press release disclosing its rejection of the Merger Proposal as set forth in Mr. Wolf's March 26, 2001 letter to Mr. Jaroszewicz.

     On April 2, 2001, Mr. Jaroszewicz, on behalf of Hamilton Sorter, sent a letter to Mr. Ampulski, Tab's Chief Executive Officer, in which Mr. Jaroszewicz noted that Tab had suffered aggregate operating losses of $23.4 million over the previous twenty one months. The letter stated that as a significant Tab stockholder, Hamilton Sorter insisted that "the bleeding be stopped now," and that Tab "owes its owners and other stakeholders a profit, not further erosion of its asset base." Mr. Jaroszewicz then outlined a number of recommendations, which included: (i) selling Tab-owned product dealerships, (ii) reducing all non-essential corporate headquarters costs and relocating all corporate operations to Tab's manufacturing facility in Mayville, Wisconsin, (iii) consolidating all Wisconsin operations in Tab's main manufacturing facility and selling its smaller facility and (iv) reducing other costs until Tab's selling, general and administrative cost to sales ratio is less than 30%.

     On May 31, 2001, the initial LaSalle Financing Proposal expired in accordance with its terms. On August 8, 2001, Hamilton Sorter accepted a proposal from LaSalle pursuant to which LaSalle agreed to provide a commitment letter (the "Commitment Letter") to an affiliate of Hamilton Sorter to provide financing in connection with the acquisition of Tab. Hamilton Sorter paid LaSalle a fee of $50,000 in connection with its acceptance of such proposal. The Commitment Letter, which is issuable by LaSalle upon the request of Hamilton Sorter's affiliate and upon payment of a $50,000 commitment fee on or before October 31, 2001, provides, subject to certain terms and conditions contained therein, that LaSalle will provide up to $24 million to finance a portion of the purchase price of the Tab Shares and the working capital needs of Tab following its acquisition. The commitment fee would be forfeited if no loans are made under the Commitment Letter. The funding of the Commitment Letter is subject to certain conditions including, among other things, satisfactory appraisal of Tab's fixed assets, satisfactory completion of a field audit of Tab's accounts receivable and inventory, receipt of satisfactory pro forma and projected financial statements with respect to Tab after giving effect to the Merger Proposal, and the receipt of equity or subordinated debt financing of at least $2.5 million from Hamilton Sorter, its affiliates or other persons or entities. Hamilton Sorter and/or its affiliates will supply the equity or subordinated debt portion of the purchase price. Hamilton Sorter's affiliate has not yet accepted LaSalle's offer to provide the Commitment Letter because it does not currently wish to pay the commitment fee as a result of Hamilton Sorter's belief that Tab is not prepared to enter into good faith negotiations with respect to the acquisition of Tab.


     On August 9, 2001, Mr. Jaroszewicz sent a letter to Messrs. Wolf and Ampulski informing them as to the status of LaSalle's agreement to provide a Commitment Letter with respect to the financing of the Merger Proposal, and the reason why such Commitment Letter had not yet been accepted. Mr. Jaroszewicz stated in the letter that LaSalle's agreement to provide such a Commitment Letter should remove any possible doubt on the part of the Tab Board with respect to the ability of Hamilton Sorter's affiliate to finance the Merger Proposal. Mr. Jaroszewicz also stated in the letter that an affiliate of Hamilton Sorter was prepared to immediately commence a due diligence review, subject to a mutually acceptable confidentiality agreement, and expected that such due diligence review could be completed expeditiously. The letter concluded by stating that with the ability of Hamilton Sorter's affiliate to finance the Merger Proposal being addressed, the expeditious completion of a due diligence review by Hamilton Sorter's affiliate and by LaSalle should resolve any possible concerns as to these issues on the part of Tab's Board and, as a result, "if we are unable to reach an agreement regarding our acquisition proposal, Tab stockholders will be able to make an informed voting decision on the merits of our proposal, without the assertion that our proposal is not bona fide."

     On August 17, 2001, Messrs. Wolf and Ampulski sent a letter to Mr. Jaroszewicz in response to Mr. Jaroszewicz's letter dated August 9, 2001. In their letter, Messrs. Wolf and Ampulski reiterated that the Tab Board continued to believe that the best course of action for Tab was to implement their proposed turn around plan and not to engage in discussions with HS Morgan or its affiliate. The letter cited certain standard conditions included in the Commitment Letter and asserted that, as a result, Tab believed the financing to be provided pursuant to the Commitment Letter to be highly contingent. The letter also stated that the Tab Board noted the request that HS Morgan's affiliate and LaSalle be permitted to conduct an immediate due diligence review, and that the Tab Board had rejected such request.

              ADOPTION OF TAB PRODUCTS CO. 2001 STOCK OPTION PLAN


     At the Annual Meeting, the Tab Board is asking stockholders to approve the Tab Products Co. 2001 Stock Option Plan (the "Tab Option Plan"). As described in the Management Preliminary Proxy Statement, on August 14, 2001, the Compensation Committee of the Tab Board adopted the Tab Option Plan to become effective upon its approval by the stockholders of Tab. According to the Management Preliminary Proxy Statement, the Tab Option Plan is intended to replace Tab's 1991 Stock Option Plan, which expired in March 2001.



     Mr. Jaroszewicz supports the principle of offering competitive equity incentive programs to employees and, as a result, supports the adoption of the Tab Option Plan.



     A copy of the Tab Option Plan is attached to the Management Preliminary Proxy Statement as Appendix C thereto and a description of the Tab Option Plan is included in the Management Preliminary Proxy Statement. Reference is hereby made to such information pursuant to Rule 14a-5(c) under the Exchange Act.



     MR. JAROSZEWICZ RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE TAB OPTION PLAN.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Tab Board has selected Deloitte & Touche LLP as Tab's independent accountants for the fiscal year ending May 31, 2002.

     MR. JAROSZEWICZ RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS TAB'S INDEPENDENT ACCOUNTANTS.

                            THE SHAREHOLDER PROPOSAL

     According to the Management Preliminary Proxy Statement, William Steiner, who beneficially owns 1,300 Tab Shares, has informed Tab that he intends to introduce at the Annual Meeting the following resolution for action by Tab stockholders:

     "Resolved: that the shareholders of Tab Products Co. urge the Tab Products Co. Board of Directors to arrange for the prompt sale of Tab Products Co. to the highest bidder."


     For the reasons set forth above under the caption "REASONS FOR THE SOLICITATION," Mr. Jaroszewicz supports Mr. Steiner's resolution. It should be noted that Mr. Steiner's proposal is simply a recommendation to the Tab Board and, even if approved by Tab stockholders, the Tab Board will have no legal obligation to pursue a sale of Tab. Therefore, Mr. Jaroszewicz recommends that stockholders who support the sale of Tab also vote "FOR" the election of his Nominees.


     MR. JAROSZEWICZ RECOMMENDS THAT YOU VOTE "FOR" THE SHAREHOLDER PROPOSAL.

                       SOLICITATION OF PROXIES; EXPENSES


     The total cost of this proxy solicitation (including fees of attorneys, financial advisors, proxy solicitors and printing and mailing expenses) will be borne by Mr. Jaroszewicz who will be reimbursed by Hamilton Sorter, and is estimated to be approximately $425,000. Approximately $200,000 of such costs have been incurred to date. To the extent legally permissible, Mr. Jaroszewicz, on behalf of Hamilton Sorter, will seek reimbursement from Tab for the costs of this solicitation. Mr. Jaroszewicz does not currently intend to submit approval of such reimbursement to a vote of stockholders of Tab at a subsequent meeting of stockholders unless required by applicable law.


     Proxies may be solicited by mail, telephone, telefax, telegraph, Internet, e-mail and in person. Directors, officers and certain employees of Hamilton Sorter, Workstream, HS Morgan and their affiliates, and the other participants listed on Schedule I hereto, may assist in the solicitation of proxies without any additional remuneration.

     Mr. Jaroszewicz has retained Morrow & Co., Inc. ("Morrow") for solicitation and advisory services in connection with the solicitation of proxies relating to the Annual Meeting, for which Morrow is to receive a fee of up to $75,000, plus reimbursement for reasonable out-of-pocket expenses. Morrow will utilize approximately 30 people to solicit proxies from Tab's stockholders.

                   CERTAIN INFORMATION ABOUT MR. JAROSZEWICZ,
                   HAMILTON SORTER, WORKSTREAM AND HS MORGAN

     Mr. Jaroszewicz is the Chief Executive Officer and a director of Hamilton Sorter, a director and President of Workstream, and President of HS Morgan. See "THE NOMINEES", above, for additional biographical information with respect to Mr. Jaroszewicz.

     Hamilton Sorter is an Ohio corporation engaged in the business of manufacturing and marketing office and mailroom furniture. Hamilton Sorter is a wholly owned subsidiary of Workstream. Hamilton Sorter's principal offices are located at 3158 Production Drive, Fairfield, Ohio 45014.

     Workstream is a Delaware corporation whose business is holding shares of each of Hamilton Sorter and New Maverick. Workstream is wholly owned by HSMLP, the general partner of which is HS Morgan. Workstream's principal offices are located 3158 Production Drive, Fairfield, Ohio 45014.

     HS Morgan is a Delaware corporation that is wholly owned by Phillip Ean Cohen. HS Morgan is the general partner of HSMLP and has no other operations. HS Morgan's principal offices are located at 350 Park Avenue, Eighth Floor, New York, New York 10022.

                               OTHER INFORMATION


     Except for the election of directors, the adoption of the Tab Option Plan, the ratification of the selection of Deloitte & Touche LLP as the independent accountants for the fiscal year ending May 31, 2002 and the proposal submitted by a stockholder urging the prompt sale of Tab to the highest bidder, Mr. Jaroszewicz is not aware of any other matter to be presented for consideration at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies by Mr. Jaroszewicz will exercise their discretionary authority to vote on such matters in accordance with their best judgment. If Mr. Jaroszewicz becomes aware a sufficient time in advance of the Annual Meeting that Tab's management intends to present for stockholder vote at the Annual Meeting any matter not included on the enclosed BLUE proxy card, Mr. Jaroszewicz intends to either (i) refrain from voting on any such matter (in which case stockholders will only be able to vote on such matter on the proxy card furnished by Tab's management) or (ii) revise the BLUE proxy card in order to include any such additional matter thereon. Mr. Jaroszewicz will also furnish stockholders with additional proxy materials describing any such additional matter. If stockholders voted or vote on the original BLUE proxy card which does not include such additional matter, the persons named as proxyholders on the enclosed BLUE proxy card will exercise their discretionary authority with respect to such additional matter and Mr. Jaroszewicz will advise stockholders as to how the proxyholders will use such discretionary authority. If a stockholder wishes to specify the manner in which his or her Shares are to be voted on any such additional matter, the stockholder will have the opportunity to vote on a revised BLUE proxy card. Submission of any properly executed proxy card will revoke all prior proxy cards.


     The Management Proxy Statement is required to set forth information regarding (a) the beneficial ownership of Shares by (i) any person known to Tab to beneficially own 5% or more of any class of voting securities of Tab, (ii) each director and executive officer of Tab, and (iii) all directors and executive officers of Tab as a group, (b) information concerning Tab's directors and management, including information relating to management compensation and
(c) information concerning the procedures for submitting stockholder proposals for consideration at Tab's 2002 annual meeting of stockholders. Reference is hereby made to such information which, to the extent it may be deemed required, is incorporated herein pursuant to Rule 14a-5(c) under the Exchange Act.

                                          Thaddeus S. Jaroszewicz


Dated: August 29, 2001


     If you have any questions or need any assistance in voting your Shares, please contact Morrow & Co., Inc., the firm assisting Mr. Jaroszewicz in his solicitation of proxies:

                               MORROW & CO., INC.
                                445 Park Avenue
                            New York, New York 10022


                 Banks and Brokers Call Collect: (212) 754-8000


                   All Others Call Toll-Free: (800) 607-0088

                                                                      SCHEDULE I

             INFORMATION CONCERNING PERSONS WHO MAY BE PARTICIPANTS
                  IN MR. JAROSZEWICZ'S SOLICITATION OF PROXIES

     The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of persons who may be deemed to be participants on behalf of Mr. Jaroszewicz in the solicitation of proxies from the stockholders of Tab. Mr. Jaroszewicz is the Chief Executive Officer and a Director of Hamilton Sorter which is a wholly owned subsidiary of Workstream, which, in turn, is a wholly owned subsidiary of HSMLP. The general partner of HSMLP is HS Morgan, which is wholly owned by Phillip Ean Cohen. In addition to the persons identified below, Hamilton Sorter, Workstream and HS Morgan may be deemed to be participants in the solicitation of proxies by Mr. Jaroszewicz.

NOMINEES OF MR. JAROSZEWICZ FOR ELECTION TO THE BOARD OF DIRECTORS OF TAB


     The business address and present principal occupation or employment of each of the Nominees listed below is set forth under the caption "THE NOMINEES" on pages 7 and 8 of this Proxy Statement.


NAME
----
John W. Boustead
Mark J. Dessy
Thaddeus S. Jaroszewicz
Watkins C. Johnston
David H. Pease, III

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF AND CONSULTANT TO HAMILTON SORTER

     Except as otherwise specified, the principal business address of each director and executive officer of, and a consultant to, Hamilton Sorter identified below is: Hamilton Sorter Co., Inc., 3158 Production Drive, Fairfield, Ohio 45014.

NAME                                                                      POSITION
----                                                                      --------
Thaddeus S. Jaroszewicz...................................  Chief Executive Officer and Director
Mike Webster..............................................  President
Richard Mealey............................................  Chief Financial Officer
James Van Der Zwaag.......................................  Controller and Secretary
J. Carr Gamble, III*......................................  Director
John W. Boustead..........................................  Consultant

---------------

* The present principal occupation or employment and principal business address of Mr. Gamble is: Managing Director, Morgan Schiff & Co., Inc., ("Morgan Schiff "), 350 Park Avenue, New York, New York 10022.

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF AND CONSULTANT TO WORKSTREAM


     Except as otherwise specified, the principal business address of each director and executive officer of Workstream identified below is: Workstream Inc., 3158 Production Drive, Fairfield, Ohio 45014.


NAME                                                                 POSITION
----                                                                 --------
Thaddeus S. Jaroszewicz.....................................  President and Director
Mark J. Dessy*..............................................  Director
J. Carr Gamble, III**.......................................  Director
John W. Boustead............................................  Consultant


---------------
* The present principal business address of Mr. Dessy is: New Maverick Desk Inc., 15100 S. Figueroa Street, Gardena, California 90248.

** The present principal occupation or employment and principal business address of Mr. Gamble is: Managing Director, Morgan Schiff & Co., Inc., 350 Park Avenue, New York, New York 10022.

HS MORGAN, GENERAL PARTNER OF HSMLP

     Except as otherwise specified, the principal business address of each director and executive officer of HS Morgan identified below is: HS Morgan Corporation, c/o Morgan Schiff & Co., Inc., 350 Park Avenue, New York, New York 10022.

NAME                                                                  POSITION
----                                                                  --------
Phillip Ean Cohen*.............................  Chairman, Director and sole stockholder
Thaddeus S. Jaroszewicz**......................  President
Virginia Dodsen................................  Vice President, Treasurer, Secretary and Director

---------------

* The present principal occupation or employment of Mr. Cohen is Chairman of Morgan Schiff.


** The present principal business address of Mr. Jaroszewicz is: Hamilton Sorter
   Co., Inc., 3158 Production Drive, Fairfield, Ohio 45014.

                          SHARES HELD BY PARTICIPANTS

     As of the date hereof, Mr. Jaroszewicz is the holder of record of 100 outstanding shares of Tab Common Stock purchased in an open market purchase on March 30, 2001 for $3.59 per share, Mr. Johnston is the record owner of 1,000 outstanding shares of Tab Common Stock purchased in an open market purchase on August 9, 2001 at $4.05 per share, and Hamilton Sorter is the beneficial owner of 339,000 shares of Tab Common Stock purchased in open market purchases on the dates and at the prices set forth in the table below:

DATE                                             SHARES PURCHASED    PRICE PER SHARE
----                                             ----------------    ---------------
11/28/00.......................................        3,400             $2.8750
11/30/00.......................................       21,600              2.5394
12/01/00.......................................        3,100              2.2500
12/07/00.......................................       14,600              2.6250
12/14/00.......................................       22,300              2.1141
12/15/00.......................................       27,000              2.3333
12/18/00.......................................       20,000              2.2500
12/19/00.......................................       20,000              2.1875
12/20/00.......................................       40,000              2.0938
12/21/00.......................................       10,000              1.9375
12/22/00.......................................        3,400              2.1250
12/26/00.......................................        7,100              2.2236

DATE                                             SHARES PURCHASED    PRICE PER SHARE
----                                             ----------------    ---------------
12/27/00.......................................       21,000              2.2452
12/28/00.......................................        1,400              2.5000
01/05/01.......................................        5,000              2.8750
01/26/01.......................................       20,100              2.4963
01/31/01.......................................        9,700              2.4987
02/02/01.......................................       14,000              2.4718
03/02/01.......................................       15,700              3.5829
03/05/01.......................................        5,400              3.5000
03/06/01.......................................        5,000              3.6500
03/08/01.......................................       11,000              3.6136
03/09/01.......................................       16,700              3.5902
03/12/01.......................................        4,500              3.5000
03/13/01.......................................       15,200              3.5717
03/14/01.......................................        1,800              3.5000

               MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS


     Hamilton Sorter has paid Morgan Schiff a fee of $100,000 as financial advisor in connection with the proxy contest (which amount is included as a cost of proxy solicitation under the caption "SOLICITATION OF PROXIES; EXPENSES" in this Proxy Statement). In the event that Tab is acquired by an affiliate of HS Morgan, Morgan Schiff will be paid a financial advisory fee by such affiliate which is expected to be approximately 3% of the acquisition transaction value. Additionally, in the event that Tab is acquired by an affiliate of HS Morgan, such affiliate may cause Tab to retain Morgan Schiff as its exclusive financial advisor for which Morgan Schiff would be paid customary fees.


     Except as described in this Schedule I or in the Proxy Statement, none of the participants identified herein (each, a "Participant") nor any of their respective affiliates or associates (together, the "Participant Affiliates"),
(i) directly or indirectly beneficially owns any shares of Common Stock of Tab or any securities of any subsidiary of Tab, except insofar as any Participant may be deemed to share beneficial ownership of the shares of Tab Common Stock beneficially owned by Hamilton Sorter, or (ii) has had any relationship with Tab in any capacity other than as a stockholder. Furthermore, except as described in this Schedule I or in the Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2000, or has knowledge of any currently proposed transaction or series of transactions, (i) to which Tab or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest.

     Except as described in the Proxy Statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Tab or its affiliates or any future transactions to which Tab or any of its affiliates will or may be a party. Except as described in this Schedule I or in the Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to Tab's securities.

     All of the $902,230 used to purchase the 339,000 shares of Tab Common Stock beneficially owned by Hamilton Sorter as of the date hereof was financed by funds borrowed by Hamilton Sorter from LaSalle pursuant to a Loan and Security Agreement, as amended (the "Loan Agreement"), between Hamilton Sorter and LaSalle. The approximate amount of the outstanding indebtedness as of the date hereof under the Loan Agreement in this connection is $902,230. The Loan Agreement presently permits Hamilton Sorter to invest up to an aggregate of approximately $2,688,000 in shares of Tab Common Stock (which includes the shares of Tab Common Stock which Hamilton Sorter currently beneficially owns) and/or shares of another public company. The Loan Agreement requires that Hamilton Sorter pledge the securities of Tab that it owns, as well as other assets of Hamilton Sorter, as collateral for the amounts outstanding under the Loan Agreement.

                                TAB PRODUCTS CO.


          THIS PROXY IS SOLICITED ON BEHALF OF THADDEUS S. JAROSZEWICZ
         IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
        TAB PRODUCTS CO. FOR THE 2001 ANNUAL MEETING OF TAB STOCKHOLDERS

      Thaddeus S. Jaroszewicz, John W. Boustead and J. Carr Gamble, III, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned's shares of common stock, par value $0.01 per share, of Tab Products Co. ("Tab") at the 2001 Annual Meeting of Stockholders of Tab, scheduled to be held on Tuesday, October 16, 2001, at 10:00 a.m. local time, at AmeriSuites, 450 North Milwaukee Avenue, Vernon Hills, Illinois, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), upon the matters set forth in the Proxy Statement furnished by Thaddeus S. Jaroszewicz (the "Proxy Statement") and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

      PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.


                           (continued on reverse side)

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSALS 1, 2, 3 AND 4.


      MR. JAROSZEWICZ RECOMMENDS THAT YOU VOTE "FOR" EACH OF PROPOSALS 1, 2, 3 AND 4 BELOW.

      1. The election of the following five persons as directors of Tab to hold office until their successors are duly elected and qualified:
            Thaddeus S. Jaroszewicz, John W. Boustead, Mark J. Dessy, Watkins C. Johnston and David H. Pease, III.

            [ ]   FOR                         [ ]  WITHHOLD



INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark "For" above and write the name of each such person with respect to whom you wish to withhold authority to vote in the following space:

      2.    To approve the Tab Products Co. 2001 Stock Option Plan.

            [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

      3. To ratify the appointment of Deloitte & Touche LLP as independent accountants of Tab for the fiscal year ending May 31, 2002.

            [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

      4.    The Shareholder Proposal.

            [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

      PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

      The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

SIGNATURE:__________________________________________  DATED __________, 2001


SIGNATURE (IF HELD JOINTLY):________________________  DATED __________, 2001

TITLE:______________________________________________________________________

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

                                TAB PRODUCTS CO.

         THIS DIRECTION TO TRUSTEE FOR ANNUAL MEETING OF STOCKHOLDERS IS
                 SOLICITED ON BEHALF OF THADDEUS S. JAROSZEWICZ
         IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
        TAB PRODUCTS CO. FOR THE 2001 ANNUAL MEETING OF TAB STOCKHOLDERS


        In order to be included in the tabulation, this Direction to Trustee must be received no later than 5:00 P.M. Eastern standard time on October 11, 2001.


             DIRECTION TO TRUSTEE FOR ANNUAL MEETING OF STOCKHOLDERS

      As a participant in the Tab Products Co. ("Tab") Tax Deferred Savings Plan ("401(k) Plan"), I hereby direct the trustee (the "Trustee") of the 401(k) Plan to vote the shares of Tab common stock, par value $0.01 per share (the "Shares"), allocated to my 401(k) Plan account at the Annual Meeting of Stockholders of Tab to be held on Tuesday, October 16, 2001, at 10:00 a.m. local time at AmeriSuites, 450 North Milwaukee Avenue, Vernon Hills, Illinois, and at any adjournment thereof, as hereinafter specified upon the Proposals listed below and as more particularly described in the Proxy Statement furnished by Thaddeus S. Jaroszewicz.


      The Trustee shall vote any Shares for which no directions were received in the same proportion as the Shares for which the Trustee has received voting instructions. If you do not provide specific voting directions with respect to any Proposal, the Trustee will vote your Shares in proportion to the Shares for which voting instructions, with respect to that Proposal, were provided to the Trustee.


                  PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS
             DIRECTION TO TRUSTEE FOR ANNUAL MEETING OF STOCKHOLDERS
                AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.


                           (continued on reverse side)

      MR. JAROSZEWICZ RECOMMENDS THAT YOU VOTE "FOR" EACH OF PROPOSALS 1, 2, 3 AND 4 BELOW.


      1. The election of the following five persons as directors of Tab to hold office until their successors are duly elected and qualified:

            Thaddeus S. Jaroszewicz, John W. Boustead, Mark J. Dessy, Watkins C. Johnston and David H. Pease, III.

            [ ]  FOR                                  [ ]  WITHHOLD


INSTRUCTION:      To withhold authority to vote for one or more
                  individual nominees, mark "For" above and write the name of each such person with respect to whom you wish to withhold authority to vote in the following space:


      2.    To approve the Tab Products Co. 2001 Stock Option Plan.

            [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN


      3. To ratify the appointment of Deloitte & Touche LLP as independent accountants of Tab for the fiscal year ending May 31, 2002.

            [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

      4.    The Shareholder Proposal.

            [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

      Please sign, date and return this voting direction card promptly using the enclosed envelope.

Signature of Participant:_____________________________Dated: ____________, 2001